Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com
GLATFELTER REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS
~ Unprecedented energy prices in Europe and global input cost inflation significantly impacted Q4 results ~
CHARLOTTE, North Carolina – February 10, 2022: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported a loss from continuing operations for the fourth quarter of 2021 of $11.2 million, or $0.25 per share, compared with net income of $9.1 million, or $0.20 per share, in the same period a year ago. The 2021 results prospectively include the acquisitions of Georgia-Pacific’s U.S. nonwovens business (“Mount Holly”) and Jacob Holm ("Spunlace") as of May 13, 2021 and October 29, 2021, respectively.
Adjusted earnings from continuing operations for the fourth quarters of 2021 and 2020, were $1.6 million, or $0.04 per share, compared with adjusted earnings of $9.6 million, or $0.22 per share, respectively. Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release. Consolidated net sales for the three months ended December 31, 2021, totaled $334.5 million, compared with $235.3 million for the same period in 2020. On a constant currency basis, net sales for Composite Fibers and Airlaid Materials (including Mount Holly) increased by 1.3% and 47.5%, respectively. The Spunlace segment, formed in connection with the Jacob Holm transaction, had net sales of approximately $58 million prospectively from the October 29, 2021, acquisition date.
“As we entered the fourth quarter, we expected our price increases announced during the year would sufficiently offset ongoing input cost inflation. However, these extraordinary headwinds intensified in the fourth quarter. Most notable were energy prices in Europe which dramatically increased since our previous guidance. When combined with rising raw material and logistics costs, these events significantly depressed margins in several product categories of the Composite Fibers and Spunlace segments and negatively impacted the overall profitability of Glatfelter,” said Dante C. Parrini, Chairman and Chief Executive Officer.
Mr. Parrini continued, “In Airlaid Materials, our contractual cost pass-through arrangements were effective in combating rising raw material costs during the quarter, but not sufficient to offset energy inflation. Volumes in Composite Fibers were below expectations primarily due to price-sensitive wallcover customers who altered their buying patterns as we implemented additional pricing actions. And, the Spunlace segment shipped lower than anticipated wipes volumes due to raw material availability and customer-driven inventory management.”

Mr. Parrini added, “Our commercial team is actively engaging with long-standing strategic customers to effectively implement much-needed pricing actions while managing volume implications. In November, we introduced an energy surcharge across all three segments to specifically target the cost penalty we are facing from sharply escalating prices in natural gas and electricity.”

Glatfelter Reports Fourth Quarter and Full Year 2021 Results	page 2

Mr. Parrini concluded, “The successful integrations of Mount Holly and Spunlace and realization of their synergies remain key imperatives for Glatfelter. We are confident these new acquisitions will deliver long-term value to our customers and shareholders through portfolio diversification, technology expansion, accelerated innovation and enhanced scale. Despite the prevailing global challenges with inflation, supply chain constraints and pandemic-driven disruptions, we believe these acquisitions position Glatfelter favorably and bolster our leading position in the broader nonwovens sector. While we are in the initial phase of the integrations, we continue to build on Glatfelter’s proven track record of operational excellence, cost optimization and strong cash flow generation.”
Fourth Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended December 31,
	2021		2020
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$(10,393)	$(0.23)	$9,781	$0.21
Exclude: Income from discontinued operations, net of tax	(830)	(0.02)	(650)	(0.01)
Income (loss) from continuing operations	(11,223)	(0.25)	9,131	0.20
Adjustments (pre-tax):
Strategic initiatives	19,721		724
Corporate headquarters relocation	156		443
Cost optimization actions	198		1,612
Pension settlement expenses, net	—		(638)
COVID-19 incremental costs	—		949
Timberland sales and related costs	(601)		(369)
Total adjustments (pre-tax)	19,474		2,721
Income taxes (1)	366		(1,148)
Other tax adjustments (2)	(6,991)		(1,059)
Total after-tax adjustments	12,849	0.29	514	0.01
Adjusted earnings from continuing operations	$1,626	$0.04	$9,645	$0.22
(1)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)2021 reflects the tax impact related to the reversal of permanent reinvestment assertion for certain foreign jurisdictions and a foreign tax benefit related to the establishment of a center of excellence. In 2020, a tax benefit was recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.
Composite Fibers

	Three months ended December 31,
Dollars in thousands	2021	2020	Change

Tons shipped (metric)	30,848	34,734	(3,886)	(11.2)%
Net sales	$135,842	$137,822	$(1,980)	(1.4)%
Operating income	4,482	15,041	(10,559)	(70.2)%
Operating margin	3.3%	10.9%

Composite Fibers’ net sales decreased $2.0 million or 1.4% in the fourth quarter of 2021, compared to the year-ago quarter, driven by lower shipments and unfavorable currency translation of $3.7 million. Overall, shipments were 11.2% lower primarily due to wallcover products. Wallcover had a strong rebound in demand in the second half of 2020 after volume dropped sharply in Q2 2020 due to the pandemic, making the year-over-year comparison challenging.

Glatfelter Reports Fourth Quarter and Full Year 2021 Results	page 3

Composite Fibers’ operating income for the fourth quarter of 2021 totaled $4.5 million compared with $15.0 million in the fourth quarter of 2020. Higher energy and raw material inflation of $16.6 million was partially offset by $9.2 million in higher selling prices, reducing earnings by a net $7.4 million. Lower shipments negatively impacted results by $2.0 million. The impact of currency and related hedging negatively impacted earnings by $0.9 million mainly due to more favorable hedging gains on our underlying positions last year.
Airlaid Materials

	Three Months Ended December 31,
Dollars in thousands	2021	2020	Change

Tons shipped (metric)	41,429	33,593	7,836	23.3%
Net sales	$140,980	$97,460	$43,520	44.7%
Operating income	11,875	9,073	2,802	30.9%
Operating margin	8.4%	9.3%

Airlaid Materials’ net sales increased $43.5 million in the year-over-year comparison, driven by sales from Mount Holly as well as higher selling prices from cost pass-through arrangements with customers. Shipments were 23.3% higher driven primarily by Mount Holly. Stronger shipments of legacy tabletop products were nearly offset by lower shipments of hygiene and wipes products. Currency translation was $2.8 million unfavorable.

Airlaid Materials’ fourth quarter of 2021 operating income of $11.9 million was $2.8 million higher when compared to the fourth quarter of 2020. Higher shipments positively impacted results by $6.9 million. Selling price increases of $17.1 million, primarily due to raw material cost pass-through provisions and a recently implemented energy surcharge, fully offset higher raw material prices. However, the energy surcharge fell short of fully recovering energy price increases, thereby reducing earnings by a net $1.2 million. Operations were unfavorable $1.7 million as a result of higher spending and inflationary pressures. The impact of currency and related hedging negatively impacted earnings by $1.2 million.

Spunlace

	Three Months Ended December 31,
Dollars in thousands	2021	2020	Change

Tons shipped (metric)	12,514	—	—
Net sales	$57,637	$—	$—
Operating loss	(1,338)	—	—
Operating margin	(2.3)%	—

Spunlace shipments for the fourth quarter under Glatfelter ownership (from date of acquisition of October 29, 2021 to December 31, 2021) were approximately 4% lower than our original expectations of 13,000 metric tons and the operating loss of $1.3 million was approximately $2.3 million below our expectations. Lower shipments were mainly in the wipes category as one of our larger wipes customers recalibrated orders for the quarter to manage year-end inventory, in addition to production delays that were impacted by raw material availability. These factors, combined with unfavorable mix, negatively impacted profitability by approximately $0.7 million. In addition, raw material inflation, particularly on synthetic fibers, coupled with higher than anticipated energy costs, lowered profits by approximately $1.5 million. Operations further negatively impacted results by $1.4 million from lower production, higher than anticipated waste rates and COVID-related labor challenges. The preliminary purchase price allocation resulted in depreciation and amortization of approximately $1.7 million after including the acquisition step-up to fixed and intangible assets.

Glatfelter Reports Fourth Quarter and Full Year 2021 Results	page 4
Other Financial Information
The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $26.4 million in the fourth quarter of 2021 compared with $10.4 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the fourth quarter of 2021 decreased $0.6 million compared to the fourth quarter of 2020.

In the fourth quarter of 2021, our loss from continuing operations totaled $19.0 million and we recorded an income tax benefit of $7.8 million. On adjusted pre-tax income of $0.4 million, income tax benefit was $1.2 million in the fourth quarter of 2021. The comparable amounts in the same quarter of 2020 were adjusted pre-tax income of $14.7 million and income tax expense of $5.0 million, respectively. The Company reduced its deferred tax valuation allowance reflecting the ability to realize previously unrecognized U.S. deferred tax assets primarily as a result of completing the recent Spunlace acquisition. The effective tax rate on adjusted earnings for the full year of 2021 was 32.2%.
Year-to-Date Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Year ended December 31,
	2021		2020
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$6,937	$0.15	$21,298	$0.48
Exclude: Income from discontinued operations, net of tax	(216)	—	(515)	(0.01)
Income from continuing operations	6,721	0.15	20,783	0.47
Adjustments (pre-tax):
Strategic initiatives	30,928		1,567
Corporate headquarters relocation	585		1,053
Restructuring charge - Metallized operations	—		11,111
Cost optimization actions	885		5,979
Pension settlement expenses, net	—		6,154
COVID-19 incremental costs	—		2,715
Asset impairment charge	—		900
Timberland sales and related costs	(5,239)		(1,382)
Total adjustments (pre-tax)	27,159		28,097
Income taxes (1)	415		(5,405)
Other tax adjustments (2)	(6,696)		(6,082)
Total after-tax adjustments	20,878	0.46	16,610	0.37
Adjusted earnings from continuing operations	$27,599	$0.61	$37,393	$0.84
(1)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)2021 reflects the tax impact related to the reversal of permanent reinvestment assertion for certain foreign jurisdictions and a foreign tax benefit related to the establishment of a center of excellence. In 2020, a tax benefit was recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.
A description of each of the adjustments presented above is included later in this release.

Glatfelter Reports Fourth Quarter and Full Year 2021 Results	page 5
Balance Sheet and Other Information
Cash and cash equivalents totaled $138.4 million as of December 31, 2021, and net debt was $648.9 million compared with $213.9 million at the end of 2020. Net leverage increased to 4.6 times at December 31, 2021 versus 1.7 times at December 31, 2020. (Refer to the calculation of this measure provided in the tables at the end of this release).

Capital expenditures during the years ended December 31, 2021 and 2020 totaled $30.0 million and $28.1 million, respectively. Adjusted free cash flow for the year ended December 31, 2021 was $69.9 million compared with $80.3 million in the same period of 2020. (Refer to the calculation of this measure provided in the tables at the end of this release).
Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its fourth quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes additional financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2021 Earnings Release Conference Call
When:	Thursday, February 10, 2022, 11:00 a.m. (ET)
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	5347333
Webcast:	https://www.glatfelter.com/investors/webcasts-and-presentations/
Rebroadcast Dates:	Feb. 10, 2022, 2:00 p.m. through Feb. 24, 2022 12:00 a.m.
Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406
Conference ID:	5347333
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Fourth Quarter and Full Year 2021 Results	page 6
Glatfelter Corporation and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended December 31,		Year ended December 31,
In thousands, except per share	2021	2020	2021	2020

Net sales	$334,459	$235,282	$1,084,694	$916,498
Costs of products sold	297,046	194,529	934,075	768,629
Gross profit	37,413	40,753	150,619	147,869
Selling, general and administrative expenses	49,197	27,338	127,074	100,045
Gains on dispositions of plant, equipment and timberlands, net	(431)	(322)	(5,069)	(1,332)
Operating income (loss)	(11,353)	13,737	28,614	49,156
Non-operating income (expense)
Interest expense	(6,989)	(1,675)	(12,353)	(7,022)
Interest income	21	9	73	399
Pension settlement expenses, net	—	638	—	(6,154)
Other, net	(708)	(777)	(2,657)	(4,020)
Total non-operating expense	(7,676)	(1,805)	(14,937)	(16,797)
Income (loss) from continuing operations before income taxes	(19,029)	11,932	13,677	32,359
Income tax provision (benefit)	(7,806)	2,801	6,956	11,576
Income (loss) from continuing operations	(11,223)	9,131	6,721	20,783

Discontinued operations:
Income before income taxes	830	679	216	544
Income tax provision	—	29	—	29
Income from discontinued operations	830	650	216	515
Net income (loss)	$(10,393)	$9,781	$6,937	$21,298

Basic earnings per share
Income (loss) from continuing operations	$(0.25)	$0.21	$0.15	$0.47
Income from discontinued operations	0.02	0.01	0.01	0.01
Basic earnings per share	$(0.23)	$0.22	$0.16	$0.48

Earnings per share
Income (loss) from continuing operations	$(0.25)	$0.20	$0.15	$0.47
Income from discontinued operations	0.02	0.01	—	0.01
Earnings per share	$(0.23)	$0.21	$0.15	$0.48

Weighted average shares outstanding
Basic	44,596	44,368	44,551	44,339
Diluted	44,596	44,714	44,924	44,614

Glatfelter Reports Fourth Quarter and Full Year 2021 Results	page 7
Segment Financial Information
(unaudited)

	Three months ended December 31,		Year ended December 31,
In thousands, except per share	2021	2020	2021	2020

Net Sales
Composite Fibers	$135,842	$137,822	$556,807	$525,089
Airlaid Material	140,980	97,460	470,250	391,409
Spunlace	57,637	—	57,637	—
Total	$334,459	$235,282	$1,084,694	$916,498

Operating income (loss)
Composite Fibers	$4,482	$15,041	$37,422	$52,094
Airlaid Material	11,875	9,073	42,244	46,304
Spunlace	(1,338)	—	(1,338)	—
Other and unallocated	(26,372)	(10,377)	(49,714)	(49,242)
Total	$(11,353)	$13,737	$28,614	$49,156

Depreciation and amortization
Composite Fibers	$6,805	$6,523	$27,690	$26,175
Airlaid Material	7,723	5,818	28,101	22,416
Spunlace	1,693	—	1,693	—
Other and unallocated	1,024	949	3,937	8,009
Total	$17,245	$13,290	$61,421	$56,600

Capital expenditures
Composite Fibers	$3,672	$4,141	$11,912	$13,262
Airlaid Material	2,469	2,705	8,431	9,311
Spunlace	3,810	—	3,810	—
Other and unallocated	1,567	1,125	5,884	5,563
Total	$11,518	$7,971	$30,037	$28,136

Tons shipped (metric)
Composite Fibers	30,848	34,734	132,196	134,758
Airlaid Material	41,429	33,593	148,134	136,661
Spunlace	12,514	—	12,514	—
Total	84,791	68,327	292,844	271,419

Glatfelter Reports Fourth Quarter and Full Year 2021 Results	page 8
Selected Financial Information
(unaudited)

	Year ended December 31,
In thousands	2021	2020

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$70,977	$108,993
Investing activities	(489,766)	(26,773)
Financing activities	462,352	(100,306)

Depreciation, depletion and amortization	61,421	56,600
Capital expenditures	30,037	28,136

	December 31, 2021	December 31, 2020
Balance Sheet Data
Cash and cash equivalents	$138,436	$99,581
Total assets	1,878,271	1,286,881
Total debt	787,355	313,521
Shareholders’ equity	542,762	577,932
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:
•Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions, related integrations and charges incurred to step-up acquired inventory to fair-value.
•Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.
•Restructuring charge – Metallized operations. This adjustment represents charges incurred in 2020 in connection with the decision to restructure a portion of the Composite Fibers segment, primarily consisting of the consolidation of our metallizing operation from Gernsbach, Germany to Caerphilly, UK.
•Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, including costs related to the organizational change to a functional operating model. The costs are primarily related to executive separations, other headcount reductions, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.
•COVID-19 incremental costs. This adjustment represents incremental cash costs incurred directly related to the COVID-19 pandemic such as mill employee incentive payments, enhanced hygiene protocols, safety and supplies, and professional fees primarily associated with the CARES Act benefit.

Glatfelter Reports Fourth Quarter and Full Year 2021 Results	page 9
•Asset Impairment Charge. This adjustment represents a non-cash charge recorded to reduce the carrying amount of a tradename intangible asset of the Dresden wallcover business due to the impact of the COVID-19 pandemic on the underlying forecasted revenue stream.
•Pension settlement expenses, net. This adjustment reflects professional fees recorded in connection with the Company’s termination of its qualified pension plan and the related actions to settle all obligations to the plan’s participants. Since the pension plan was fully funded, the settlement of pension obligations did not require the use of the Company’s cash, but instead was accomplished with plan assets.
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.
•Other tax adjustments. In 2021, these adjustments primarily reflect the tax impact related to the reversal of permanent reinvestment assertion for certain foreign jurisdictions and a foreign tax benefit related to the establishment of a center of excellence. In 2020, a tax benefit was recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow In thousands	Year ended December 31,
	2021	2020

Cash from operations	$70,977	$108,993
Capital expenditures	(30,037)	(28,136)
Free cash flow	40,940	80,857
Adjustments:
Strategic initiatives	22,894	1,210
Cost optimization actions	2,534	3,799
Restructuring charge - Metallized operations	1,026	5,268
Corporate headquarters relocation	1,208	1,070
Fox River environmental matter	2,207	3,526
Pension settlement	—	6,176
COVID-19 incremental costs	—	2,516
Tax refunds on adjustments to adjusted earnings	(903)	(3,981)
Adjusted free cash flow	$69,906	$80,333

Net Debt In thousands	December 31, 2021	December 31, 2020

Current portion of long-term debt	$26,437	$25,057
Short-term debt	22,843	—
Long term debt	738,075	288,464
Total	787,355	313,521
Less: Cash	(138,436)	(99,581)
Net Debt	$648,919	$213,940

Glatfelter Reports Fourth Quarter and Full Year 2021 Results	page 10

Adjusted EBITDA	Year ended December 31,
In thousands	2021	2020

Net income	$6,937	$21,298
Exclude: Income from discontinued operations, net of tax	(216)	(515)
Add back: Taxes on Continuing operations	6,956	11,576
Depreciation and amortization	61,421	56,600
Interest expense, net	12,280	6,623
EBITDA	87,378	95,582
Adjustments:
Mount Holly (1)	2,088	—
Spunlace (2)	18,291	—
Strategic initiatives	30,928	1,567
Share-based compensation (3)	5,063	5,655
Cost optimization actions	885	5,979
COVID-19 incremental costs	—	2,715
Corporate headquarters relocation	585	871
Restructuring charge - Metallized operations	—	7,211
Asset impairment charge	—	900
Pension settlement expenses, net	—	6,154
Timberland sales and related costs	(5,239)	(1,382)
Adjusted EBITDA	$139,979	$125,252
(1)Represents pro forma Mount Holly EBITDA for the period January 1, 2021 through the May 13, 2021 acquisition date, adjusted to eliminate certain corporate cost overhead allocated to Mount Holly during its period of ownership by its previous parent.
(2)Represents pro forma Spunlace EBITDA for the period January 1, 2021 through the October 29, 2021 acquisition date.
(3)Adjusted EBITDA for all periods presented has been restated to add back share-based compensation consistent with our amended credit agreement. The share-based compensation adjustment represents the non-cash amount of share-based compensation expense included in results of operations.

Leverage	December 31,		December 31,
In thousands	2021		2020

Net Debt	$648,919		$213,940
Divided by Adjusted EBITDA	139,979		125,252
Net leverage	4.6	x	1.7	x

Glatfelter Reports Fourth Quarter and Full Year 2021 Results	page 11
Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $1.4 billion with over 3,300 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara brands. Additional information about Glatfelter may be found at www.glatfelter.com.